EXHIBIT 10.18

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT, amending that certain Employment Agreement between i2 Telecom International, Inc., a Delaware corporation and its wholly-owned subsidiaries, hereinafter referred to as the “Company” or the “Employer,” and Anthony F. Zalenski, hereinafter referred to as the “Employee,” is made and entered into and is effective as of June 1, 2003.

W I T N E S S E T H :

WHEREAS, Company and the Employee have heretofore entered into that certain Employment Agreement dated June 1, 2002, effective June 24, 2002, hereinafter referred to as “the Agreement”; and

WHEREAS, the parties hereto are desirous of amending certain portions of the Agreement in the manner hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained from one party to the other, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

1. Paragraph 5(a), “Compensation,” is hereby amended in its entirety to read as follows:

(a) As full compensation (“Base Salary”) for the performance of his duties on behalf of Employer, Employee shall be compensated as follows:

(i) Base Salary. Employer is currently paying Employee a base salary of Thirteen Thousand Dollars ($13,000.00) per annum, payable bi-weekly. Immediately following the Company’s successful completion of financing in the amount of Three Hundred Thousand Dollars ($300,000.00), the Employer shall pay Employee a base salary of Ten Thousand Dollars ($10,000.00) per month, payable bi-weekly, which base salary shall be retro-active to June 1, 2003. Immediately following the Company’s subsequent successful completion of financing in the amount of Two Million One Hundred Thousand Dollars ($2,100,000.00), the Employer shall pay Employee a base salary of Fourteen Thousand Sixty-two and 50/100 Dollars ($14,062.50) per month; payable bi-weekly. Upon the Company’s successful completion of cumulative financing of at least Four Million Dollars ($4,000,000.00), or the successful closure of significant revenues to the Company of at least One Million Dollars ($1,000,000.00) per month, the Employer shall pay Employee a base salary of Two Hundred Twenty-five Thousand Dollars ($225,000.00) per annum; payable bi-weekly. The Company covenants that it shall take such steps as are commercially reasonable to support and authorize the Employee to raise such capital at the price and terms above described, including but not limited to preparing such Securities Regulatory filings as shall be necessary at the Company’s expense. When positive cash flow to the Company has been achieved, Employer will pay the Employee a base salary of Three Hundred Thirty Seven Thousand Five Hundred Dollars ($337,500.00) per annum, payable bi-weekly. During the subsequent third-year of the term, Employer plans to pay Employee a base salary at the rate of Five-Hundred Six Thousand Two

Hundred Fifty Hundred Dollars ($506,250.00) per annum, payable bi-weekly. If this Agreement is renewed for a subsequent term or terms, base salary shall be increased by, a) a minimum of Ten-Percent (10%) per year (the “Minimum Increase”), or b) as the Board of Directors shall determine if in excess to the Minimum Increase. Future salary increases will be subject to mutual agreement in accordance with job performance. Notwithstanding the foregoing, in the event the number of members of the Board of Directors who are not officers or employees of the Company is greater than the number of Directors who are officers or employees, the “planned” second and third year compensation levels shall become the actual salary for the remainder of the initial term of this Agreement.

Directors may consider other meritorious adjustments in compensation or a bonus under appropriate circumstance including the conception of valuable or unique inventions, processes, discoveries or improvements capable of profitable exploitation.

(ii) Stock Appreciation Rights. Employee has been on a reduced salary of approximately $1,000 per month, which is the required minimum to generate health insurance coverage. This amount has been applied to the note as described in paragraph (vii) below. Additionally, from the period of October 1, 2002, through April 30, 2003, the balance of Employee’s base salary, or approximately $17,750.00 per month, has been applied toward Stock Appreciation Rights, (“SARs”) at an agreed upon price of $1,875 per Right (the “Conversion Rate”), i.e. each $1,875.00 of salary due to Employee would equate into 1,000 SARs The SAR Plan has not yet been formally adopted by the Company, nevertheless, the Board of Directors of the Company has agreed to make the SAR Plan effective as of October 1, 2002. Further, effective May 1, 2003, it is agreed that the Conversion Rate will be $3.00 per Right. Any shortfall to the Employee’s base salary beginning June 1, 2003, below $337,500.00 per annum will be applied to SARs at the rate of $3.00 per Right until July 1, 2003, at which time the price will increase to $4.00 per Right until a further change is mutually agreed upon by the Employee and Employer.

(iii) Performance Bonus. Upon the establishment of the Employer’s proposed Performance Profit Sharing Plan (the “Plan”), Employee shall receive a performance bonus percentage of the pre-tax profit generated from the Employer (“additional compensation”) as shall be determined by the Board of Directors of i2 Telecom International, Inc.

(iv) Incentive Stock Option. Employee shall also receive stock options under Employer’s i2 Telecom International, Inc., Incentive Stock Option Plan in formation or such other Incentive Stock Option Plan then in existence (the “ISO Plan”) to purchase shares of i2 Telecom International, Inc Common Stock. The number of options to be issued to Employee will be set forth by the i2 Telecom International, Inc. Board of Directors from time to time at their sole discretion.

(v) Principals’ Options. Employee shall be eligible to receive options to purchase the Company’s Common Stock from the Company’s Incentive Stock Option Plan (the “ISO Plan”), to be determined by the Company’s Board of Directors from time to time. Employee has been granted 200,000 options to purchase shares of Common Stock of the Company exercisable at $3.00 per share for a period of five years. The options shall vest under the following criteria (the Performance Criteria”). The criteria are as follows:

1)	100,000 options are vested if:

a)	the Company has raised a minimum of $5 million of equity and achieved net revenues of $10 million with break-even net pre-tax profit during the first fifteen months of operations;

100,000 options are vested if:

b)	the Company has achieved net revenues of $25 million with net pre-tax profits equaling 10% of net revenues during the second fiscal twelve months of operations.

2)	These options shall be fully vested if the Company achieves net revenues of $25 million with net pre-tax profits equaling 13% of net revenues during any twelve month fiscal period within first thirty-nine months of operations.

3)	For the purposes of this section, Operations will be defined as the first fifteen months which shall begin January 31, 2003, and end May 1, 2004, the second twelve month fiscal period ending May 1, 2005, and the third twelve month fiscal period ending May 1, 2006.

In the event the Employee is terminated by Employer subsequent to a merger, acquisition or sale transaction by the Employer, (“the Trigger Event”), then any stock, options or similar securities held beneficially by the Employee shall automatically become 75% vested and the Employee shall be entitled to an additional number of options equal to 30% of the Employee’s total ISO position at the time of the Trigger Event. Such additional shares shall be priced at the then prevailing value of the Common Stock vested as determined by the Company’s Board of Directors.

(vi) Stock Ownership. The Employee has been issued 100,000 common shares of i2 Telecom International, Inc. at $.01 each, with Fifty-Percent (50%) already earned and issued and Fifty-Percent (50%) which vested after the completion of the Employee’s first year of employment, which shares are currently held in an escrow account until December 31, 2003.

(vii) Stock Purchase Loan. The Company agrees to provide a non-interest bearing loan to the Employee in the amount of $100,000 for the purpose of purchasing 50,000 shares of the Company’s common stock at a price of $2.00 per share. At such time as the Employee’s salary shall be paid at the rate of $225,000.00 per annum, the Employee shall make payments on such loan at the rate of $1,000.00 per month (or in the event the compensation of $337,500.00 per annum is granted to the Employee, then such payment shall be $3,000 per month) until such time as the principal amount is fully repaid. It is planned that as much as $50,000 of the principal amount of this loan may be forgiven under certain meritorious conditions as the Company’s Board of Directors may determine.

2. The following paragraph shall be added to Paragraph 6, “Fringe Benefits.”

c)	During the term of this Agreement, Employer will seek to provide to Employee, at Employer’s expense, a term life insurance policy on the life of the Employee in the amount of Three Hundred Fifty Thousand Dollars ($350,000.00), the beneficiary of which policy shall be designated by the Employee.

3. All other provisions of the above-referenced Contract not amended hereby shall remain in full force and effect, unaltered by this Amendment.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and year first above written.

On Behalf of Employer:

i2 TELECOM INTERNATIONAL, INC.

By:	/s/ PAUL R. ARENA

Paul R. Arena, Chief Executive Officer

/s/ ANTHONY F. ZALENSKI

Anthony F. Zalenski, Employee